Exhibit 99.1

IPG PHOTONICS ANNOUNCES THIRD QUARTER 2022 FINANCIAL RESULTS
Strong Demand from E-Mobility and Medical were Offset by Currency Headwinds and Softer General Industrial Demand in China and Europe
OXFORD, Mass. – November 1, 2022 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2022.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data and percentages)	2022	2021	Change	2022	2021	Change
Revenue	$349.0	$379.2	(8)%	$1,096.0	$1,096.4	—%
Gross margin	43.1%	49.0%		45.1%	48.4%
Operating income	$93.2	$102.0	(9)%	$258.0	$283.1	(9)%
Operating margin	26.7%	26.9%		23.5%	25.8%
Net income attributable to IPG Photonics Corporation	$76.3	$75.4	1%	$202.8	$213.3	(5)%
Earnings per diluted share	$1.47	$1.40	5%	$3.93	$3.95	(1)%

Management Comments
"We continued to see upward momentum in our emerging growth products with strength in welding, primarily in e-mobility applications, cleaning, solar cell manufacturing, medical and 3D printing applications in the third quarter," said Dr. Eugene Scherbakov, IPG Photonics' Chief Executive Officer. "The operating environment remains challenging, including currency headwinds, softer general industrial demand in Europe and Covid-related restrictions in China. At the same time, we are seeing accelerating investments in lithium-ion batteries used in electric vehicles globally and expect to benefit from continued higher sales to EV applications in the next several years. Additionally, our medical sales nearly doubled compared to the same period last year as we are focusing on diversifying revenues across end markets and applications and reducing cyclical sensitivity of the business."
Financial Highlights
Third quarter revenue of $349 million decreased 8% year over year. The strong U.S. dollar reduced revenue by approximately $26 million or 7% compared to the same period last year. Materials processing sales accounted for 90% of total revenue and decreased 10% year over year with higher sales in welding, cleaning and solar cell applications offset by lower revenue in cutting applications in China and Europe. Sales into Other applications increased 10% year over year, driven by the strength in medical, partially offset by lower revenue following the divestiture of the telecom transmission product lines and lower sales in advanced applications. Emerging growth products sales accounted for 43% of total revenue.
Revenue in high power continuous wave (CW) lasers declined 14% year over year due to lower demand in high power cutting applications, which was partially offset by strong growth in welding. Sales of pulsed lasers declined 6% compared with the prior year due to lower demand in cutting and marking applications, partially offset by growth in solar cell manufacturing and cleaning applications. By region, sales increased 1% in North America and decreased 13% in Europe, 14% in China and 21% in Japan on a year-over-year basis.
Earnings per diluted share (EPS) of $1.47 increased 5% year over year. The gain on sale of the telecom transmission business increased operating income by $22 million and benefited diluted EPS by $0.32, which was slightly offset by a restructuring charge of $1 million or $0.01 per diluted share, also related to the telecom business. Foreign exchange transaction gains increased operating income by less than $1 million. The effective tax rate in the quarter was 21%, benefiting from certain discrete items. During the third quarter, IPG generated $76 million in cash from operations. Capital expenditures were $25 million and stock repurchases were $71 million in the quarter.

Exhibit 99.1
Business Outlook and Financial Guidance
“Third quarter book-to-bill was slightly above one as higher bookings for emerging growth products across most geographies helped to offset some of the weaknesses in European and Chinese cutting markets. Despite increased global economic uncertainty, we believe that macro trends such as e-mobility, investments in renewable energy and automation as well as focus on energy efficiency due to increased energy costs should continue to drive higher demand for our lasers," concluded Dr. Scherbakov.
For the fourth quarter of 2022, IPG expects revenue of $300 to $330 million. The Company expects the fourth quarter tax rate to be approximately 25%. IPG anticipates delivering earnings per diluted share in the range of $0.70 to $1.00. The fourth quarter guidance range is reduced by approximately $28 million due to foreign currency headwinds that are related to the current strength of the U.S. dollar as compared to the fourth quarter of 2021.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions with Russia, the COVID-19 pandemic, product demand, order cancellations and delays, competition, tariffs, currency fluctuations and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of Euro 1.02, Russian ruble 57, Japanese yen 145 and Chinese yuan 7.10, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Third Quarter 2022 Financial Data Workbook and Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, November 1, 2022 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to macro trends such as e-mobility, investments in renewable energy and automation as well as focus on energy efficiency due to increased energy costs should continue to drive higher demand for our lasers, as well as revenue, tax rate and earnings guidance, and the impact of the U.S. dollar on our guidance for fourth quarter of 2022. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2022) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands, except per share data)
Net sales	$349,006	$379,150	$1,096,008	$1,096,393
Cost of sales	198,582	193,276	601,419	566,000
Gross profit	150,424	185,874	494,589	530,393
Operating expenses:
Sales and marketing	19,383	20,688	58,767	58,764
Research and development	25,436	34,277	89,494	102,807
General and administrative	33,813	32,557	97,888	93,715
Gain on divestiture	(21,748)	—	(21,748)	—
Impairment of long-lived assets and other restructuring charges	919	—	919	—
(Gain) loss on foreign exchange	(541)	(3,634)	11,289	(7,973)
Total operating expenses	57,262	83,888	236,609	247,313
Operating income	93,162	101,986	257,980	283,080
Other income (expense), net:
Interest income (expense), net	3,625	(288)	4,732	(1,190)
Other income (expense), net	301	(211)	683	70
Total other income (expense)	3,926	(499)	5,415	(1,120)
Income before provision of income taxes	97,088	101,487	263,395	281,960
Provision for income taxes	20,390	26,788	59,738	69,362
Net income	76,698	74,699	203,657	212,598
Less: net income (loss) attributable to non-controlling interests	434	(703)	853	(731)
Net income attributable to IPG Photonics Corporation	$76,264	$75,402	$202,804	$213,329
Net income attributable to IPG Photonics Corporation per share:
Basic	$1.48	$1.41	$3.94	$3.99
Diluted	$1.47	$1.40	$3.93	$3.95
Weighted average shares outstanding:
Basic	51,629	53,387	51,449	53,501
Diluted	51,737	53,834	51,626	54,053

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2022	2021
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$869,274	$709,105
Short-term investments	365,409	805,400
Accounts receivable, net	195,194	262,121
Inventories	555,537	460,747
Prepaid income taxes	49,496	36,990
Prepaid expenses and other current assets	84,177	73,320
Total current assets	2,119,087	2,347,683
Deferred income taxes, net	69,323	47,761
Goodwill	37,963	38,609
Intangible assets, net	36,171	52,678
Property, plant and equipment, net	661,510	635,302
Other assets	38,466	48,507
Total assets	$2,962,520	$3,170,540
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$16,328	$18,126
Accounts payable	55,072	55,839
Accrued expenses and other current liabilities	199,636	230,826
Income taxes payable	24,752	8,642
Total current liabilities	295,788	313,433
Other long-term liabilities and deferred income taxes	86,223	93,855
Long-term debt, net of current portion	—	16,031
Total liabilities	382,011	423,319
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 55,974,063 and 49,393,642 shares issued and outstanding, respectively, at September 30, 2022; 55,788,246 and 53,010,265 shares issued and outstanding, respectively, at December 31, 2021.	6	6
Treasury stock, at cost, 6,580,421 and 2,777,981 shares held at September 30, 2022 and December 31, 2021, respectively.	(821,388)	(438,503)
Additional paid-in capital	939,040	908,423
Retained earnings	2,669,411	2,466,607
Accumulated other comprehensive loss	(206,560)	(189,951)
Total IPG Photonics Corporation equity	2,580,509	2,746,582
Non-controlling interests	—	639
Total equity	2,580,509	2,747,221
Total liabilities and equity	$2,962,520	$3,170,540

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2022	2021
	(In thousands)
Cash flows from operating activities:
Net income	$203,657	$212,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,852	72,127
Impairment of long-lived assets and other restructuring charges	919	—
Provisions for inventory, warranty & bad debt	58,990	50,364
Gain on divestiture	(21,748)	—
Other	20,201	25,294
Changes in assets and liabilities that used cash, net of acquisitions:
Accounts receivable and accounts payable	39,680	14,015
Inventories	(148,959)	(105,384)
Other	(51,566)	36,142
Net cash provided by operating activities	171,026	305,156
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(84,552)	(93,857)
Proceeds from sales of property, plant and equipment	837	859
Purchases of short-term investments	(914,598)	(1,437,193)
Proceeds from short-term investments	1,355,883	1,226,445
Acquisitions of businesses, net of cash acquired	(2,000)	—
Proceeds from divestiture, net of cash sold	52,141	—
Other	(246)	(1,078)
Net cash provided by (used in) investing activities	407,465	(304,824)
Cash flows from financing activities:
Principal payments on long-term borrowings	(17,829)	(2,851)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	2,353	11,427
Purchase of treasury stock, at cost	(382,885)	(78,071)
Payment of purchase price holdback from business combination	—	(2,624)
Purchase of non-controlling interests	(2,500)	—
Net cash used in financing activities	(400,861)	(72,119)
Effect of changes in exchange rates on cash and cash equivalents and restricted cash	(17,461)	(11,862)
Net increase (decrease) in cash, cash equivalents and restricted cash	160,169	(83,649)
Cash, cash equivalents and restricted cash — Beginning of period	709,105	878,553
Cash and cash equivalents — End of period	869,274	794,904
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,766	$1,932
Cash paid for income taxes	$83,771	$35,982

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Amortization of intangible assets:
Cost of sales	$796	$1,202	$3,024	$3,643
Sales and marketing	1,651	1,849	5,353	5,744
Total amortization of intangible assets	$2,447	$3,051	$8,377	$9,387

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Cost of sales	$2,961	$2,866	$9,234	$8,335
Sales and marketing	1,191	1,244	3,709	3,651
Research and development	986	2,465	5,889	7,055
General and administrative	3,640	3,256	10,370	9,554
Total stock-based compensation	8,778	9,831	29,202	28,595
Tax effect of stock-based compensation	(1,894)	(2,110)	(6,279)	(6,102)
Net stock-based compensation	$6,884	$7,721	$22,923	$22,493

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Excess tax (detriment) benefit on stock-based compensation	$(114)	$103	$(2,254)	$6,200